BROCADE CONTACTS
Investor Relations	Media Relations
Shirley Stacy	Leslie Davis
Tel: 408-333-5752	Tel: 408-333-5260
sstacy@brocade.com	lmdavis@brocade.com

BROCADE RESTATES FINANCIAL STATEMENTS TO REFLECT ADDITIONAL
STOCK-BASED COMPENSATION EXPENSE

Company Affirms that None of the Adjustments Impact Historical Revenues, Cash
Positions, or Non-Stock Option Related Operating Expenses

SAN JOSE, Calif.—May 16, 2005—Brocade Communications Systems, Inc. (Brocade®) (Nasdaq: BRCD) announced today that the Company will restate its financial statements for the fiscal years ending 2002 through 2004 to record additional charges for stock-based compensation expense. The Company affirmed that none of the charges will have an impact on Brocade’s historical revenues, cash positions, or non-stock option related operating expenses. The Company expects related adjustments will be made to the Company’s financial information for fiscal 2001, as necessary.

Following the completion of an Audit Committee review announced on January 24, 2005, additional information came to the Company’s attention that indicated that its guidelines regarding stock option granting practices were not followed during the period from August 2003 through November 2004. After further review, the Company concluded that it could not rely on the documentation used to support the recorded measurement dates for stock options granted in that period. As a result, the Company will restate its financial statements to account for additional stock-based compensation for stock options granted from August 2003 through November 2004. The additional charges are expected to result in a cumulative increase in non-cash stock option compensation expense of $0.8 million over fiscal years 2003 and 2004.

After discovering the additional information regarding non-compliance of its guidelines, the Company commenced a review of certain other practices that could impact stock option accounting. This review determined that from 2001 through 2004, the Company had not appropriately accounted for the cost of stock based compensation for certain employees on leaves of absences (LOA) and in transition roles prior to ceasing employment with Brocade. Prior to 2003, Brocade’s LOA policy allowed certain employees to continue vesting in their stock options and to have extended stock option exercise periods for up to three

Brocade Communications Systems, Inc.
1745 Technology Dr. San Jose, CA 95110
T 408.487.8000 F 408.487.8101
www.brocade.com

months from the start of the LOA. The expected charges relate principally to options that continued to vest for employees who were on LOAs for a period greater than three months. The Company also expects to record additional adjustments related to options that continued to vest for certain employees in transition roles. Management estimates the total increase in non-cash compensation expense related to these matters to be in a range of approximately $31 to $52 million for fiscal years 2001 through 2004.

Brocade’s Audit Committee has commenced an independent review of the Company’s stock option accounting regarding LOAs. Based on that ongoing review, the Company’s preliminary estimates of anticipated adjustments are subject to change.

The table below reflects the total effects of these combined adjustments and are the Company’s preliminary estimate of the approximate impact to the Company’s non-cash expenses and EPS. The Company does not currently expect that there will be any impact on non-cash expenses and EPS for any period in fiscal year 2005.

Fiscal Year Ending:	Additional Non-Cash Expense	Reduction in EPS
2001	$12.0 – $26.0 million	$0.05 – $0.11
2002	$19.0 – $23.0 million	$0.08 – $0.09
2003	$0.2 – $0.8 million	$0.00 – $0.01
2004	$0.8 – $2.8 million	$0.00 – $0.01

The Company also announced today that it has been informed that the Department of Justice (DOJ) is working with the SEC in a joint investigation regarding the Company’s stock option granting practices. Brocade has no further information regarding the timing or scope of the investigation.

“It is not unusual in the current environment that multiple relevant government agencies will take an interest in these types of matters,” said Michael Klayko, Brocade’s newly appointed Chief Executive Officer. “We are cooperating fully with the SEC and DOJ and hope that the investigation can be concluded as quickly as possible.” Klayko continued, “the Board and management team are absolutely committed to the highest standard of accounting and continuously improving our internal controls and compliance with our policies. I have confidence in my team and we remain focused on executing to our business plan.”

About Brocade Communications Systems, Inc.

Brocade offers the industry’s leading intelligent platform for networking storage. The world’s leading systems, applications, and storage vendors have selected Brocade to provide a networking foundation for their SAN solutions. The Brocade SilkWorm® family of fabric switches and software is designed to optimize data availability and storage and server resources in the enterprise. Using Brocade solutions, companies can simplify the implementation of storage area networks, reduce the total cost of ownership of data storage environments, and improve network and application efficiency. For more information, visit the Brocade website at www.brocade.com or contact the company at info@brocade.com.

FORWARD LOOKING STATEMENTS

This press release contains forward looking statements, as defined under Federal Securities Laws. These forward-looking statements include statements regarding the nature, scope and impact of Brocade’s restatement of its financial statements, estimates of additional non-cash compensation expense and reduced earnings per share for fiscal years 2001, 2002, 2003 and 2004, estimates of cumulative increases in non-cash compensation expense related to certain matters across specified time periods and expectations of no impact on non-cash expenses and earnings per share for fiscal year 2005. These statements are just predictions and involve risks and uncertainties, such that actual results may differ significantly. These risks include, but are not limited to, additional information or actions resulting from the continued review by the Company’s Audit Committee and its outside counsel and accounting advisors, as well as the review and audit by the Company’s independent auditor of the restated financial statements and actions resulting from discussions with or required by the Securities Exchange Commission or the Department of Justice. Related and other risks are set forth in more detail in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended January 24, 2005. Brocade expressly assumes no obligation to update any such forward-looking statements.

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Brocade, the B weave logo and SilkWorm are registered trademarks of Brocade Communications Systems, Inc. or its subsidiaries in the United States or in other countries. All other brands, products, or service names are or may be trademarks or service marks of, and are used to identify, products or services of their respective owners. All products, plans, and dates are subject to change without notice.